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Exhibit 10.17

8480 East Orchard Road, Suite 6600
Greenwood Village, Colorado 80111 USA

AUTHORIZED SALES AGENT AGREEMENT

Effective Date: May 15, 2003

        This Authorized Sales Agent Agreement is entered into between HyperSpace Communications, Inc. ("HyperSpace" or "Company") and the authorized Sales Agent identified below ("Sales Agent"), effective as of the date set forth above (the "Effective Date").

REFERRING PARTY:	Legal Name:	Simentra Limited (an entity organized under the laws of the UK)
	Address:	C/o its US Affiliate 111 North Market Street
	City/State/Zip:	San Jose, CA 95113
	Phone Number:	408-351 3676
	Facsimile:	408- 351-3330
	State of Organization:	United Kingdom
	Official Notices Sent To:	Steve Palladino with copies to Gareth White
COVERED PRODUCTS (all applicable):	HyperWeb (a.k.a. HSD) HyperWeb SSL (a.k.a. HSSD) HyperWeb ISAPI (a.k.a. HSDi) HyperTunnel (a.k.a. HYT)
TERRITORY:	Worldwide but excluding Iran, Iraq, Cuba, North Korea and Syria.
DESIGNATED CONTACT:		HyperSpace	Sales Agent
	Name:	Trish Luke
	Address:	8480 East Orchard road
	City/State/Zip:	Greenwood Village, CO 80111
Phone Number:
Facsimile:
Email:

The entire Authorized Sales Agent Agreement consists of the following:

Part I:	Sales Commission Schedule
Part II:	Authorized Sales Agent Agreement
Part III:	Exhibits
Exhibit A: Standard Terms and Conditions
Exhibit B: Defined Terms
Exhibit D: Qualified Prospect Form

        IN WITNESS WHEREOF, the parties acknowledge that they have read, understood and have executed this Authorized Sales Agent Agreement, including the foregoing cover page and Parts I, II and III hereof, and agree to be bound by its terms.

HYPERSPACE:		SALES AGENT:
HyperSpace Communications, Inc.		Simentra Limited
By:	/s/ MARK A. POUGNET	By:	/s/ STEVE PALLADINO

Name:	Mark A. Pougnet	Name:	Steve Palladino

Title:	CFO	Title:	Vice President

Official Notice should be sent to:		Official Notice should be sent to the above address and to:
HyperSpace Communications, Inc. 8480 East Orchard Road, Suite 6600 Greenwood Village, Colorado 80111 USA Attn: Legal Department Phone: (303) 566-6500 Fax: (303) 566-6514		Gareth White Executive Vice President Simentra Ltd Technology, Engineering and Innovation Centre University of Ulster Jordanstown Co.Antrim
with a copy to: Trish Luke		BT37 0QB N.Ireland

PART I

Sales Commission Schedule

        The Sales Commission percentage shall be as set forth in the table below. In any given Contract Period, Sales Commission percentages shall be determined on a variable rate structure based upon payment-in-full of the entire HyperSpace Product Invoice Price for sales of HyperSpace Products to End Users during such Contract Period. No Sales Commission shall be due to Sales Agent for any sale of a HyperSpace Product unless and until the HyperSpace Product Invoice Price with respect thereto has been paid-in-full.

Self-generated leads:

Total Amounts Received for Sales during Contract Period	Sales Commission Percentage
All sales

Hyperspace generated leads:

Total Amounts Received for Sales during Contract Period	Sales Commission Percentage
All sales

Base Fee Payments:

        Hyperspace shall pay agent the following fees: On May 17, $        , on June 15, $        and then $        on each of July 15 and August 15, 2004. This $            base fee, as determined above, under this agreement, shall first reduce any commissions payable.

        If Sales Agent generates invoiced revenue of less than $          by August 31, 2004 (defined as a signed Purchase Order by the customer) then Sales Agent shall reimburse Hyperspace the amount of $          within 30 calendar days.

PART II

AUTHORIZED SALES AGENT AGREEMENT

        1.    APPOINTMENT OF SALES AGENT.    Subject to the terms and conditions of this Agreement, HyperSpace appoints Sales Agent as a non-exclusive sales representative of HyperSpace Products, solely in the Territory, to market and promote the HyperSpace Products in the Territory. Sales Agent accepts such appointment and agrees to use its best efforts to, and devote such time, attention and resources as are necessary and appropriate to, perform its obligations under this Agreement. Sales Agent shall have the right to represent to the public that it is an authorized sales agent representative for the HyperSpace Products in the Territory. By way of clarification, Sales Agent does not, pursuant to this Agreement, have any right to, and shall not, without the prior written consent of HyperSpace, hold itself out publicly as an authorized Sales Agent representative of the HyperSpace Products outside of the Territory or perform its obligations under this Agreement outside of the Territory. The parties may modify the scope of the Territory from time to time upon mutual written agreement. All references in this Agreement to the "sale" of or "selling" of HyperSpace Products shall mean the sale of a limited license to use such HyperSpace Products (pursuant to a duly executed End User License Agreement); all references to the "purchase" of HyperSpace Products shall mean the purchase of a limited license to use such HyperSpace Products (pursuant to a duly executed End User License Agreement).    Sales Agent hereby acknowledges that nothing in this Agreement shall be construed to prohibit HyperSpace from: (i) appointing representatives, resellers, distributors, marketing agents or other sales agents for the HyperSpace Products; or (ii) otherwise directly or indirectly marketing, promoting, offering, selling licensing, providing or servicing any HyperSpace Product to or for any other party.

        2.    TERM.    The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 2 of Part III, Exhibit A to this Agreement, shall expire on August 31, 2004 (the "Initial Term"). Upon the expiration of the Initial Term, and any Subsequent Term (as defined herein), this Agreement shall automatically renew for an additional 30 day periods (each, a "Subsequent Terms") unless either party notifies the other party in writing it does not want the Agreement to renew at least thirty (30) days prior to the expiration of the then-current Term. As used herein "Term" shall mean the Initial Term and all Subsequent Terms collectively.

        3.    REFERRALS; ACCEPTANCE.    Sales Agent shall, on an ongoing basis: (i) identify and screen Prospects for contact; (ii) develop contacts into Qualified Prospects; and (iii) as appropriate and prior to any pricing proposals being made to Prospects, submit to HyperSpace completed Qualified Prospect Forms for such Prospects. Each Prospect will be subject to HyperSpace's acceptance and shall not become a Qualified Prospect without such acceptance and HyperSpace will not unreasonably withhold such acceptance. Notwithstanding, HyperSpace reserves the right, in its sole discretion, to accept or reject any Prospect, including a rejection due to the existence of a Pre-Existing Relationship between HyperSpace and such Prospect, by providing Sales Agent with a written notice of rejection. HyperSpace shall, with respect to any Prospect, use commercially reasonable efforts to provide such notice to Sales Agent promptly following the receipt of the Prospect Form for such Prospect; provided that in the event HyperSpace does not provide such notice within fifteen (15) days, such Prospect shall be deemed to be rejected. HyperSpace shall not be liable for any damages to Sales Agent or to any third party caused by HyperSpace's delay or failure to accept or otherwise reject any Prospects for any reason. Once Hyperspace agrees that a Prospect becomes a Qualified prospect, Hyperspace shall refrain from contacting or pursuing such Prospect for its own account, and shall refrain from granting Qualified Prospect status to any Sales Agent for a period of 90 days.

        4.    OBLIGATIONS OF REFERRING PARTY.

          4.1.    Direct Marketing.    Sales Agent shall use its best efforts to work independently, and together with HyperSpace, in good faith to actively and continuously market and promote the HyperSpace Products. Sales Agent shall, on a weekly basis, prepare and submit to HyperSpace's Designated Contact a current list of target Prospects and timetables for marketing the HyperSpace Products to these Prospects. Sales Agent may, at Sales Agent's discretion, submit plans, including projected expenses if such expenses are to be incurred directly by Sales Agent, for direct marketing campaigns but shall not engage in any direct marketing initiatives with respect to HyperSpace Products apart from HyperSpace without the prior written approval of HyperSpace and HyperSpace shall not unreasonably withhold such approval.

          4.2.    Evaluation Versions.    Sales Agent shall direct any Prospect desiring an Evaluation Version of a HyperSpace Product to HyperSpace's web site to download such Evaluation Version, provided that HyperSpace shall at all times during the Term maintain a means by which such Prospect accessing its web site for such purposes must identify that it is accessing such Evaluation Version upon referral from Sales Agent.

          4.3.    Sales Calls.    Sales Agent shall, for any Qualified Prospect be responsible for performing the necessary sales calls required to result in the intent of the Qualified Prospect to enter into a license agreement with HyperSpace and/or assist HyperSpace in making arrangements with such Qualified Prospect to receive sales calls from the sales personnel of HyperSpace if requested by Sales Agent or otherwise within the rights of HyperSpace as stated in this agreement.

          4.4.    Training.    Sales Agent shall ensure that he or she is properly trained in accordance with the HyperSpace Training and Certification Guide in effect from time to time during the Term, a copy of which shall be provided to Sales Agent upon request. For purposes of the foregoing, HyperSpace will require Sales Agent to attend one (1) sales training course at a minimum and additional training courses from time to time and scheduled by mutual agreement to be held at HyperSpace's facilities or provided by conference/audio by HyperSpace and at no cost to Sales Agent. Hyperspace shall not be required to incur any travel costs to conduct training under this agreement.

          4.5.    Expenses. Performance of Obligations; Business Conduct; Expenses.    Sales Agent shall perform its obligations with promptness and diligence in a professional manner. Sales Agent shall conduct its business in a fair and ethical manner, reflecting favorably upon the HyperSpace Products and the reputation, goodwill, image and credibility of HyperSpace. Sales Agent shall abide by any reasonable written policies or guidelines of HyperSpace that are provided to Sales Agent. Except for those expenses pre-approved by HyperSpace's Designated Contact in writing, Sales Agent shall bear and assume all costs and expenses associated with its obligations and efforts under the Agreement. Sales Agent will bear all of their own travel, entertaining & lodging expenses.

          4.6.    Sales to HyperSpace Competitors; Competitive Products.    Sales Agent hereby acknowledges that HyperSpace desires to prevent Competitors from obtaining HyperSpace Proprietary Materials, and therefore, agrees that it shall not promote HyperSpace Products to any Competitor during the term of this agreement and for 6 months after the termination of this agreement and Sales Agent shall not sell, promote, market, or distribute any products that compete, directly or indirectly, with any product or service of HyperSpace during this agreement and for a period of 6 months following the termination of this agreement.

          4.7.    Sale Technical Support.    Sales Agent shall provide sales engineers to assist with the technical aspects of each sale. HyperSpace technical resources shall support these sales engineers but Hyperspace's technical resources shall not be required to spend more than 5 hours assisting Sales Agent on each sale. Hyperspace technical sales resources shall provide phone & email support from the US during the hours of 8am to 5pm US Mountain time.

        5.    OBLIGATIONS OF HYPERSPACE.

          5.1.    Promotional Materials.    HyperSpace shall provide Sales Agent, at no cost to Sales Agent, and subject to the restrictions set forth in Section 4 of Part III, Exhibit A to this Agreement, reasonable quantities of available marketing, sales collateral, and promotional materials with respect to the HyperSpace Products as HyperSpace generally makes available to its direst sales employees (including technical specifications, price lists, brochures, pamphlets, product outlines and product summaries) ("HyperSpace Provided Promotional Materials"). All such materials will be in the English language. Materials prepared and created by Sales Agent in support of Sales Agent's marketing/promotional efforts that refer to HyperSpace (including, without limitation, through the use of the Licensed Marks) or the HyperSpace Products shall be subject to HyperSpace's prior written approval before first use by Sales Agent. The foregoing restriction shall not apply to Sales Agent's use of HyperSpace Provided Promotional Materials (in the form originally provided by HyperSpace). Subject to all the terms and conditions of this Agreement, HyperSpace hereby grants to Sales Agent during the term of this Agreement a perpetual, non-exclusive, non-transferable, royalty-free and paid-up limited license to use the Licensed Marks for the sole and exclusive purpose of performing its obligations hereunder and not in any other manner. Sales Agent shall discontinue the use of, and shall withdraw and retract, any of such materials that are in breach of the terms of this Agreement or otherwise upon the reasonable written request of HyperSpace.

          5.2.    Product Developments.    HyperSpace shall use commercially reasonable efforts to keep Sales Agent reasonably informed about developments with respect to the HyperSpace Products, which may be useful to Sales Agent in the performance of its obligations under this Agreement.

          5.3.    Publicity.    Notwithstanding Section 17 of Part III, Exhibit A to this Agreement, HyperSpace shall have the right to refer to Sales Agent as a representative of HyperSpace and may issue, among its regular press releases, information announcing Sales Agent's participation as a HyperSpace Product referral representative.

          5.4.    Technical Sales Support.    Hyperspace shall prove technical sales support as set out in 4.7 above.

        6.    END USER LICENSE AGREEMENTS.    All negotiations initiated, carried on, curtailed and/or finalized on behalf of HyperSpace by Sales Agent between HyperSpace and Qualified Prospects with a view towards the entering of an End User License Agreement shall occur solely at HyperSpace's election, discretion and pre-approval in writing. HyperSpace (and not Sales Agent) shall be a party (signatory) to each such End User License Agreement. Sales Agent has no authority to, and shall not, accept, alter, enlarge, limit or in any manner assume or create any obligation, express or implied, on behalf of or in the name of HyperSpace, or act for or bind HyperSpace in any matter except for as is explicitly stated and communicated to Qualified Prospect in written proposal form and which proposal form has been pre-approved, in writing, by HyperSpace's Designated Contact. The terms and conditions (including, without limitation, price) of any End User License Agreement may be negotiated by Sales Agent with Qualified Prospect(s) only to the extent to which such negotiations are in accordance with HyperSpace's Pricing Terms & Conditions provided to Sales Agent in writing, and which are pre-approved in writing for each Qualified Prospect by HyperSpace's Designated Contact. The terms and conditions of HyperSpace's Pricing Terms & Conditions shall be set by HyperSpace at HyperSpace's sole discretion and shall be in US Dollars. HyperSpace shall not be liable for any damages to Sales Agent or to any third party caused by the process described herein or any delay, error, failure or curtailment on the part of HyperSpace in carrying out such process. HyperSpace's sole obligation to Sales Agent with respect to such process is to notify Sales Agent upon entering into, or curtailing efforts to enter into, an End User License Agreement with any Qualified Prospect and to pay any Sales Commission due with respect thereto. Hyperspace shall perform all billing and collection functions. Sales Agent may be required to assist in collecting past due amounts.

        7.    SALES COMMISSIONS.    For each sale of a HyperSpace Product to a End User for which such End User has paid-in-full to HyperSpace the HyperSpace Product Invoice Price at which such HyperSpace Product was sold to such End User, HyperSpace shall pay Sales Agent, as a sales commission, a percentage of such HyperSpace Product Invoice Price as determined in accordance with the Sales Commission Schedule set forth in Part I of this Agreement (a "Sales Commission"). HyperSpace shall collect and receive all payments relating to the sale of HyperSpace Products to End Users directly from such End Users. Sales Commissions, if any, due to Sales Agent under this Agreement with respect to any particular sale of a HyperSpace Product to an End User shall be due and payable to Sales Agent upon receipt by HyperSpace from End User of payment-in-full of the Product Invoice Price at which such HyperSpace Product was sold to End User. HyperSpace shall include, along with the payment of any Sales Commission to Sales Agent, a statement showing the computation of Sales Commissions. Sales Agent acknowledges and agrees that all Sales Commissions paid to Sales Agent under this Agreement are payable solely to Sales Agent and that no part of such Sales Commissions shall be given or tendered to any End User for any or no reason, or to any other person, without the prior written consent of HyperSpace. Sales Commissions shall be paid to Sales Agent in U.S. Dollars.

        8.    MODIFICATION & DISCONTINUANCE OF HYPERSPACE PRODUCTS.    HyperSpace may, in its sole discretion, modify or change, or discontinue, any or all HyperSpace Products as HyperSpace deems necessary, desirable or appropriate. If HyperSpace should discontinue any of the HyperSpace Products during the Term, it shall use commercially reasonable efforts to give Sales Agent sixty (60) days prior written notice.

        9.    WARRANTIES.    Sales Agent shall have no authority to, and shall not, make any representation or warranty on behalf of HyperSpace or regarding the HyperSpace Products. HyperSpace makes no warranties with respect to the HyperSpace Products. HYPERSPACE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT. HyperSpace does not warrant that the HyperSpace Products will meet any customer requirements or that the operation of the HyperSpace Products will be uninterrupted or error-free.

PART III

EXHIBIT A

Standard Terms & Conditions

        1.    INDEMNIFICATION.    Sales Agent shall indemnify, hold harmless and defend HyperSpace and its officers, directors, members, partners, shareholders, employees, agents and representatives from and against (and pay the full amount of) any and all losses, liabilities, damages, judgments, costs and expenses (including reasonable attorney's fees) (individually, a "Loss" and, collectively, "Losses") that are incurred by or levied against HyperSpace or such other persons in connection with any third party claims or actions brought against HyperSpace arising out of or relating to: (i) the breach by Sales Agent of its obligations under this Agreement; or (ii) any gross negligence or willful misconduct on the part of Sales Agent. In the event HyperSpace receives notice of the commencement of any action or proceeding that asserts a claim or action by a third party for which HyperSpace or such other persons may be entitled to seek indemnification from Sales Agent (a "Third Party Claim"), HyperSpace shall promptly after receiving such notice provide Sales Agent with notice of such Third Party Claim. Sales Agent shall, upon receipt of such notice, be entitled to participate in or, at Sales Agent's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing, and HyperSpace shall fully cooperate with Sales Agent in connection therewith including contesting such Third Party Claim or making any counterclaim against the Person asserting such Third Party Claim; provided, however, that HyperSpace shall be entitled to employ one counsel to represent itself if Sales Agent receives, on the initiative of either Sales Agent of HyperSpace, an opinion of counsel that an actual conflict of interest exists or is reasonably likely to arise between Sales Agent and HyperSpace in respect of such Third Party Claim and, in that event, the reasonable fees and expenses of such additional counsel shall be paid by Sales Agent; and provided further that HyperSpace is hereby authorized prior to the date on which it receives written notice from Sales Agent that it intends to assume the defense, appeal or settlement of such Third Party Claim, to file any motion, answer or other pleading and take such other action that it shall reasonably deem necessary to protect its interest until the date on which HyperSpace receives such notice from Sales Agent. In the event that Sales Agent fails to assume the defense, appeal or settlement of such Third Party Claim within thirty (30) days after receipt of notice thereof from HyperSpace, HyperSpace shall have the right to undertake the defense or appeal of or settle or compromise such Third Party Claim on behalf of and for the account and risk of HyperSpace, provided, however, that HyperSpace shall not be liable for any claim by Sales Agent that any such defense, appeal, settlement or compromise failed to protect the interests of Sales Agent. No claim or demand may be settled by HyperSpace without the consent of Sales Agent, which consent shall not be unreasonably withheld, except as set forth above.

        2.    TERMINATION.

          A.    Termination for Cause.    This Agreement may be terminated by a party for cause, upon thirty (30) days notice, upon the occurrence of any of the following events: (i) if the other party ceases to do business or otherwise terminates its business operations for a period of sixty (60) days; (ii) if the other party (A) admits in writing its inability to pay its debts generally as they become due; (B) commences a voluntary bankruptcy proceeding under U.S. Bankruptcy Law or other applicable law as from time to time in effect; (C) is the subject of a petition filed against it commencing an involuntary bankruptcy proceeding that is not dismissed within sixty (60) days, or is the subject of an order for relief in any involuntary case commenced under U.S. Bankruptcy Law or other applicable law; (D) by the entry of an order by a court of competent jurisdiction under applicable law (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (E) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; (iii) if the other party shall fail to secure or renew any license, registration, permit, authorization or approval necessary to fulfill its obligations under this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days, but only to the extent any such failure to secure or renew or such revocation has a Material Adverse Effect; or (iv) if the other party breaches any material provision of this Agreement where such breach could reasonably be expected to have a Material Adverse Effect and fails to cure such breach within thirty (30) days of its receipt of notice of such breach from the non-breaching party. In addition to the foregoing, this Agreement may be terminated by HyperSpace if Sales Agent fails to pay to HyperSpace any amounts payable hereunder that are not subject to a good faith dispute within ten (10) days after receipt of written notice from HyperSpace that such amount is in arrears.

          B.    Termination for Convenience.    This Agreement may be terminated for any reason by either party for its convenience upon thirty (30) days prior written notice to the other party.

          C.    Effect of Termination.    Upon expiration or termination of this Agreement for any reason: (i) Sales Agent shall pay immediately all amounts that are due and payable to HyperSpace; (ii) HyperSpace shall cease providing, and Sales Agent shall immediately discontinue all use or re-provision of any Maintenance Services provided under this Agreement; (iii) all rights and licenses granted to Sales Agent under this Agreement will terminate; (iv) Sales Agent will cease all use of and, at Sales Agent's cost, pursuant to the directions of HyperSpace, either return to HyperSpace or destroy all HyperSpace Proprietary Materials in Sales Agent's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof). HyperSpace shall have the right to supervise the return or destruction thereof; (v) each party shall return to the other party all copies of Confidential Information of the other party in such party's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), unless such party provides assurances reasonably satisfactory to the other party that all copies of such Confidential Information have been destroyed, and the other party has the right to supervise the return or destruction thereof. Each party understands that the rights of termination hereunder are absolute and neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. Section 9 of Part II of this Agreement and Sections 1, 2, 3, 4, 5, 6, 7, 11, 12, 13, 15, 17 and 19 of this Exhibit A will survive the expiration or termination of this Agreement for any reason and continue in accordance with their terms.

        3.    CONFIDENTIAL INFORMATION.    "Confidential Information" means any and all information which is of a confidential, proprietary or trade secret nature that is furnished or disclosed by one party to the other party under this Agreement and which is marked, or if disclosed orally identified contemporaneously with disclosure, as "Confidential", "Proprietary", "Trade Secret" or in some other manner to indicate its confidential, proprietary or trade secret nature. Without limiting the generality of the foregoing, the specific business terms of this Agreement shall be deemed to be the Confidential Information of both parties and all Source Materials for HyperSpace Products shall be deemed to be the Confidential Information of HyperSpace. Each party's Confidential Information will remain the property of such party and the other party will not be deemed by virtue of this Agreement or any access to such party's Confidential Information to have acquired any right or interest in or to any such Confidential Information. Each party shall, and shall cause its employees and agents to strictly maintain the confidentiality of the Confidential Information of the other party and not disclose, disseminate or otherwise give such Confidential Information to any other person, firm, organization or third party, except for an employee or agent of such party who has a reasonable need to obtain access thereto in connection with the performance of such party's obligations under this Agreement and who has agreed in writing to not disclose, and not to use for any other purpose, such Confidential

Information. Notwithstanding the foregoing, neither party shall be subject to the obligations of confidentiality set forth herein with respect to Confidential Information of the other party that: (i) is or becomes publicly known without violation by such party of this Agreement; (ii) is already known to such party without restrictions at the time of its disclosure by the other party, as evidenced by the written records of such party; (iii) after its disclosure by the other party is made known to such party without restrictions by a third party having the right to do so; (iv) is independently developed by such party without reference to the Confidential Information of the other party; or (v) is legally required to be disclosed by such party pursuant to a judicial order from a court of competent jurisdiction (provided that such party promptly informs the other party of the requirement and affords the other party a reasonable opportunity to contest the required disclosure).

        4.    OWNERSHIP AND USE—HYPERSPACE PROPRIETARY MATERIALS.    HyperSpace owns and retains all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to HyperSpace Marks and nothing herein will grant to Sales Agent any right, title or interest therein. Except as otherwise provided herein, Sales Agent may not use any of the HyperSpace Marks. In using the Licensed Marks, Sales Agent agrees to hold itself out solely as HyperSpace's authorized referring representative of HyperSpace Products and not in any other capacity. HyperSpace does not grant, and nothing in this Agreement will be construed as granting, Sales Agent the right to license, sublicense or authorize others to use the Licensed Marks. Sales Agent shall not apply for or adopt any trademark, trade name or service mark which is confusingly similar to any valid and enforceable trademark, trade name or service mark used by HyperSpace. Upon expiration or termination of this Agreement for any reason, Sales Agent's right and license to use the Licensed Marks hereunder shall terminate immediately and Sales Agent will immediately cease all further use thereof. Sales Agent shall not use HyperSpace Marks in a manner that disparages HyperSpace or HyperSpace Products, portrays HyperSpace or HyperSpace Products in a false, competitively adverse or poor light or conflicts with any written guidelines regarding the use of the Licensed Marks (which may include, without limitation, quality standards) furnished by HyperSpace to Sales Agent from time to time. Sales Agent will avoid any action that diminishes the value of, or impairs any part of HyperSpace's right, title and interest in, HyperSpace Marks. Sales Agent will not seek or obtain any trademark or trade name registration embodying HyperSpace Marks, nor register or attempt to register or cause to be registered under the laws of any jurisdiction or territory any of HyperSpace Marks. All goodwill resulting from the use of the Licensed Marks under this Agreement will inure solely to HyperSpace. Sales Agent's unauthorized use of HyperSpace Marks is strictly prohibited.Sales Agent acknowledges and agrees that, as between the Parties, HyperSpace Proprietary Materials are owned by, and shall remain the sole property of, HyperSpace, that HyperSpace Proprietary Materials contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights (collectively, "Intellectual Property Rights") owned or controlled by HyperSpace, and that HyperSpace shall continue to be the sole owner of, and retain all right, title and interest in and to, HyperSpace Proprietary Materials (including, without limitation, all Intellectual Property Rights contained in, embodied by or underlying HyperSpace Proprietary Materials) and any permitted copies or partial copies of HyperSpace Proprietary Materials made by Sales Agent. This Agreement does not convey to Sales Agent any title to, or ownership interest in, HyperSpace Proprietary Materials, but only a limited right of use in accordance with this Agreement. Sales Agent shall not use HyperSpace Proprietary Materials except as expressly authorized in this Agreement or as approved by HyperSpace in writing. Sales Agent shall not allow any third party to make any unauthorized use, copying, or disclosure of HyperSpace Proprietary Materials. Sales Agent shall not remove, obliterate or alter any trademark or trade name or any copyright, patent or trademark notices which appear on HyperSpace Proprietary Materials and shall not affix to the same any other notice or mark. Other than as expressly set forth in this Agreement, Sales Agent shall not: (i) make any copies of all or any portion of HyperSpace Proprietary Materials; (ii) sell, sublicense, distribute, rent, lease, assign or otherwise transfer HyperSpace Proprietary Materials to any other person or entity; or (iii) modify, alter, create derivative works of, translate, reverse engineer, decompile, disassemble, reengineer, extract ideas, algorithms or procedures from the whole or any part of HyperSpace Proprietary Materials or otherwise create or attempt to create or permit, allow, or assist others to create any Source Materials. Any permitted copies, partial copies and derivative works of HyperSpace Proprietary Materials made by Sales Agent shall be and remain the exclusive property of HyperSpace and shall be stored at Sales Agent's site and/or the sites of its designated service providers only. Sales Agent shall reproduce and include all copyright, trademark and other proprietary rights notices on any permitted copies of HyperSpace Proprietary Materials it makes including without limitation partial copies and copied materials in derivative works. HyperSpace agrees that it shall not assert against Sales Agent any Moral Rights held by HyperSpace in or to HyperSpace Proprietary Materials to the extent such assertion would have the effect of in any way restricting or foreclosing the permitted use of HyperSpace Proprietary Materials as set forth under the terms and conditions of this Agreement.

        5.    LIMITATIONS ON LIABILITY.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF BUSINESS, LOST SAVINGS OR OTHER CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR AMOUNT, REGARDLESS OF LEGAL THEORY (INCLUDING TORT, BREACH OF CONTRACT OR STRICT LIABILITY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF INFORMED OF THEIR POSSIBILITY.

        6.    TAXES.    Each party shall be solely responsible for payment of all taxes and fees assessed on such party in connection with or incident to the performance of this Agreement by any governmental agency or any country

        7.    U.S. DOLLARS.    All payments hereunder by Sales Agent shall be made in United States of America U.S. Dollars. If a currency other than U.S. Dollars is tendered or paid (or recovered under any judgment) and the amount HyperSpace receives at its designated account falls short of the full amount of U.S. Dollars owed to HyperSpace, then Sales Agent shall continue to owe HyperSpace, as a separate obligation, the amount of the shortfall.

        8.    FORCE MAJEURE.    Each party to this Agreement shall be excused from any delay or failure in its performance hereunder, other than for payment of money for goods already delivered or services already rendered caused by a Force Majeure. Such party shall use commercially reasonable efforts to cure any such failure or delay in performance arising from a Force Majeure, and shall timely advise the other party of such efforts.

        9.    ASSIGNMENT.    Sales Agent may not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of HyperSpace, not to be unreasonably withheld. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns permitted hereunder.

        10.    WAIVER & AMENDMENT.    This Agreement may be amended only by an agreement in writing executed by the parties. No party to this Agreement shall be deemed to have waived any rights under, or as the result of any default under or breach of, this Agreement unless the waiver is set forth in writing and signed by the party. Any waiver of any default or breach of this Agreement shall not be construed to constitute a waiver of any other default or breach whether similar or not.

        11.    EXPORTS.    Each party shall comply with all applicable laws, including without limitation the United States Foreign Corrupt Practices Act, Export Control Laws, Anti-Boycott Law, and Encryption Technology Law and all other applicable United States export control laws and regulations (collectively, "U.S. Export Controls"), in connection with its performance of this Agreement. Each party shall use commercially reasonable efforts to provide such notices, and obtain from applicable governmental or regulatory entities in the United States and the Territory (and thereafter maintain) such material governmental licenses, authorizations, consents and approvals (collectively, "Export Approvals") as are necessary for such party to perform its obligations under this Agreement. Sales Agent shall not sell, export or re-export, nor permit any export or re-export of, any HyperSpace Products to any End User in any country: (i) in violation of any Export Control Laws; and (ii) where, at the time of sale/export/re-export, any Export Approvals are required, without first obtaining such Export Approvals.

        12.    GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, United States of America, without regard to the conflicts of laws principles thereof.

        13.    DISPUTE RESOLUTION.

          A.    Internal Resolution Procedures.    The parties will attempt in good faith to resolve any dispute, claim or controversy arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination (a "Dispute") promptly by negotiation between executives of the parties who have the authority to settle such Disputes and who do not have responsibility for the administration of this Agreement, and diligent efforts will be made by each of the parties to resolve and cure any breach of this Agreement, or to cease any offending activity, and all differences will be addressed promptly and in good faith with a view to quick resolution. If any such Dispute has not been resolved within fifteen (15) days of the provision by one party to the other party of written notice of the Dispute, either party may refer such Dispute to binding arbitration in accordance with the procedures set forth below. Nothing in this Agreement shall prevent either party, before an arbitration has commenced hereunder, from seeking temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction.

          B.    Submission to Arbitration.    Any Dispute submitted to arbitration after a failure by the parties to resolve such Dispute as set forth above shall be finally settled under the Rules of Arbitration (the "Rules") of the International Chamber of Commerce ("ICC") by three arbitrators appointed in accordance with said Rules. The parties shall each nominate an arbitrator within fifteen (15) days of the date the written request for arbitration is received by the Secretariat of the ICC. The two (2) party-nominated arbitrators shall nominate a third arbitrator who will be the chairman of the Arbitral Tribunal. If the party-nominated arbitrators fail to nominate the third arbitrator within fifteen (15) days after the nomination of the second arbitrator, the third arbitrator will be appointed by the ICC in accordance with its Rules. The place of arbitration shall be Denver, Colorado. The language of the arbitration shall be English. The Arbitral Tribunal's award may include injunctive relief, including orders of specific performance. The award shall be final and binding. No party shall seek recourse to a court of law, or other authorities, to appeal or otherwise set aside the award (except in seeking temporary restraining orders or preliminary injunctions, or their equivalent, as set forth above). All proceedings in the arbitration shall be scheduled and conducted so that the award shall be rendered by the Arbitral Tribunal as expeditiously as possible. The Arbitral Tribunal, in its discretion, may consolidate two (2) or more arbitrations or Disputes between the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different Disputes that may arise in any one arbitration. The Arbitral Tribunal shall consolidate arbitrations and/or Disputes, if it determines that it would be more efficient to consolidate such arbitrations and/or Disputes than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or Disputes to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or Disputes to be consolidated or (iii) there is a danger of inconsistent awards.

        14.    INDEPENDENT CONTRACTOR.    Sales Agent acknowledges that it is an independent contractor under this Agreement and has complete responsibility and discretion in the conduct of its business. Sales Agent acknowledges and agrees that it has no power or authority to act as HyperSpace's representative or agent, to bind or commit HyperSpace in any way or to transact business in the name of HyperSpace, but will act only in Sales Agent's own name for Sales Agent's own account and at Sales Agent's own expense. Nothing in this Agreement by itself shall be construed as creating a partner, joint venture or agency relationship between HyperSpace and Sales Agent.

        15.    NOTICES.    All notices, requests, claims, and other communications hereunder shall be in writing and shall be delivered by hand, international courier, or confirmed facsimile, addressed as set forth on the signature page of this Agreement, and shall be deemed to have been duly given (a) in the case of a facsimile transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission, provided that a copy of the communication is also sent by overnight courier; (b) in the case of delivery by an overnight carrier, upon the date of delivery indicated in the records of such carrier; (c) in the case of delivery by hand, when delivered by hand.

        16.    ASSURANCES.    The parties hereto hereby covenant and agree to execute and deliver such further and other instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part of it.

        17.    PRESS RELEASES.    Neither party may issue any press release or other public statement concerning this Agreement or any other agreement between the parties or the relationship of the parties, or any shareholders or interest holders of either of the parties, in connection herewith without obtaining the prior written consent of the other party.

        18.    DEFINED TERMS.    All capitalized terms not otherwise defined shall have the meaning ascribed to such term in Part III, Exhibit B to this Agreement.

        19.    GENERAL.    If any term, clause or provision of this Agreement is at any time judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be considered to have been deleted from this Agreement. This Agreement, including Parts I, II and III, and any attached Exhibits and Schedules contain the entire agreement of the parties and supercede any and all prior representations or agreements, whether oral or written, relating to the subject matter of this Agreement.

EXHIBIT B

Definitions

        1.    Anti-Boycott Law.    The rules regarding boycotts of the State of Israel found in the Export Administration Regulations under the Export Administration Act.

        2.    Business Day.    Any day other than a (i) Saturday, (ii) Sunday, (iii) day on which commercial banking institutions in New York, New York or London, England are authorized or obligated to be closed.

        3.    Competitor.    Any corporation, partnership or other entity or person engaged in activity related to the research or development, or the marketing or sale, of any products or services using technology or technologies similar in the design or functionality to the current proprietary technology of HyperSpace, including those identified from time to time by HyperSpace in writing to Sales Agent.

        4.    Confidential Information.    Such term shall have the meaning set forth in Section 3 of Part III, Exhibit A to this Agreement.

        5.    Contract Year.    Any twelve (12) month period commencing on the Effective Date or any anniversary thereof.

        6.    Designated Contact.    The individual designated by each party to be the primary employee or other representative for contact with the other party. The initial Designated Contact of each party is set forth on the cover page of this Agreement.

        7.    Dispute.    Such term shall have the meaning set forth in Section 13 of Part III, Exhibit A to this Agreement.

        8.    Documentation.    Written materials which may be provided to Sales Agent from time to time by HyperSpace, which materials identify themselves as specifications or descriptions for HyperSpace Products, including written materials integrated within such HyperSpace Products.

        9.    Encryption Technology Law.    The Export Administration Act and the Export Administration Regulations of the Bureau of Export Administration governing dual-use technology, and any other law and regulations governing the export of software encryption technology.

        10.    End User.    A person or entity who/that holds a license to a HyperSpace Product under an End User License Agreement executed between HyperSpace and such person or entity and who/that remains in good standing thereunder.

        11.    End User License Agreement.    A license agreement between HyperSpace and an End User for the sale of a HyperSpace Product to such End User, either in written form or pursuant to an on-line agreement and method established by HyperSpace.

        12.    Evaluation Version.    A copy of a HyperSpace Product in the form of run-time/executable images only (and specifically excluding the Source Materials) distributed at no cost to a prospective End User pursuant to an applicable End User License Agreement for the purposes of allowing such prospective End User the opportunity to evaluate such HyperSpace Product to determine whether to purchase such HyperSpace Product. Each Evaluation Version of a HyperSpace Product contains Time-Based Deactivation Functions.

        13.    Export Control Laws.    The Export Administration Act and the Export Administration Regulations of the U.S. Department of Commerce (excluding the Encryption Technology Laws), the International Traffic in Arms Regulations of the U.S. Department of State or the Enhanced Proliferation Control Initiative, and the International Emergency Economic Powers Act.

        14.    Export Approvals.    Such term shall have the meaning set forth in Section 11 of Part III, Exhibit A to this Agreement.

        15.    Force Majeure.    Any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, or any such disruption caused by any labor dispute, government requirement, civil unrest, declared or undeclared war, act of God, or any other cause beyond its control, where such Force Majeure does not (i) last more than two (2) years, or (ii) make the performance by a party of its obligations or the enjoyment by that party of its rights under or pursuant to this Agreement commercially impractical.

        16.    HyperSpace Marks.    The federal trademark registrations, trademarks, trade dress, trade names, service marks, symbols, slogans, emblems, logos, designs, name and such other graphical elements indicating origin owned or controlled by HyperSpace. HyperSpace Marks include, but are not limited to, the Licensed Marks.

        17.    HyperSpace Product.    A run-time/executable image of any of HyperSpace's proprietary HyperSpace Products with respect to which Sales Agent is authorized to act as a representing party under this Agreement.

        18.    HyperSpace Product Invoice Price.    With respect to any particular sale of a HyperSpace Product to a Referred End User, the total invoice price for which such HyperSpace Product was sold to such Referred End User, net of: (i) the invoice value of, or any credits for, any returned HyperSpace Products; (ii) any amounts shown separately on the invoice as being payable in respect of packaging, shipping charges, technical maintenance/support, special software customizations, engineering costs, insurance, or any third party equipment or software provided along with the HyperSpace Products; or (iii) taxes, tariffs or duties of all kinds. Furthermore, to the extent any discounts or allowances are applied to the total invoice price for any reason by HyperSpace, the HyperSpace Product Invoice Price shall be adjusted downward by the same percentage as the total invoice price is reduced by such discounts or allowances.

        19.    HyperSpace Proprietary Materials.    Any and all software, documentation, reports, analyses, materials, content or other items which: (i) comprise HyperSpace Products; or (ii) are provided by HyperSpace to Sales Agent in the course of HyperSpace performing its obligations under this Agreement. Without limiting the generality of the foregoing, HyperSpace Proprietary Materials include the HyperSpace Products, the Documentation, all other proprietary software developed by HyperSpace and the Source Materials.

        20.    HyperSpace Provided Promotional Materials.    Such term shall have the meaning set forth in Section 11.2 of Part II of this Agreement.

        21.    ICC.    Such term shall have the meaning set forth in Section 13 of Part III, Exhibit A of this Agreement.

        22.    Intellectual Property Rights.    Such term shall have the meaning set forth in Section 4 of Part III, Exhibit A to this Agreement.

        23.    Licensed Marks.    All HyperSpace trademarks, trade names, logos, and marks included in a HyperSpace Product, the Documentation, or any HyperSpace Provided Promotional Materials delivered by HyperSpace under this Agreement.

        24.    Loss; Losses.    Such term shall have the meaning set forth in Section 1 of Part III, Exhibit A to this Agreement.

        25.    Material Adverse Effect.    With respect to any person or entity, a material adverse effect on the business, prospects, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of such person or entity, other than changes or effects resulting from changes attributable to conditions affecting the applicable business generally, changes in general economic conditions, cyclical changes that are consistent with the past operating history of the business of such person or entity, or changes attributable to the announcement or pendency of this transaction. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

        26.    Moral Rights.    All rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like.

        27.    Pre-Existing Relationship.    Any of the following relationships between a Prospect and HyperSpace which existed at the time Sales Agent submitted the Prospect Form for such Prospect: (i) such Prospect was already known to HyperSpace and a participant in pre-existing dealings with HyperSpace; (ii) such Prospect was already known to HyperSpace and the target of an ongoing sales initiative; or (iii) such Prospect was already the subject of a Prospect Form submitted to HyperSpace by a referral and/or sales representatives of HyperSpace other than Sales Agent.

        28.    Prospect.    A person or business entity who/that is a potential licensee of a HyperSpace Product.

        29.    Qualified Prospect.    A Prospect which is accepted in writing by HyperSpace. Notwithstanding the foregoing, any Qualified Prospect which does not become a Referred End User within the Qualified Prospect Period for such Qualified Prospect shall no longer be a Qualified Prospect, but rather return to being, and be deemed for all purposes under this Agreement to be, a Prospect.

        30.    Qualified Prospect Period.    With respect to any particular Qualified Prospect, the sixty (60) day period commencing upon the date such Qualified Prospect was (as the Prospect that became such Qualified Prospect) accepted in writing by HyperSpace (thus becoming such Qualified Prospect in the first place).

        31.    Prospect.    A Prospect for which Sales Agent has submitted to HyperSpace a Prospect Form.

        32.    Prospect Form.    The then-current version of the HyperSpace approved form by which Sales Agent refers Prospects to HyperSpace. The Prospect Form as of the Effective Date is attached to this Agreement as Exhibit C. HyperSpace may, in its sole discretion, from time to time, re-establish, alter or amend the Prospect Form.

        33.    Referred End User.    Either (i) a Qualified Prospect that purchases a HyperSpace Product (i.e., enters into a End User License Agreement with HyperSpace for such HyperSpace Product) within the Qualified Prospect Period for such Qualified Prospect; or (ii) a Prospect that was initially rejected by HyperSpace for a reason other than existence of a Pre-Existing Relationship that purchases a HyperSpace Product from HyperSpace within sixty (60) days of the date of such rejection.

        34.    Sales Commission.    Such term shall have the meaning set forth in Section 7 of Part II of this Agreement.

        35.    Rules.    Such term shall have the meaning set forth in Section 13 of Part III, Exhibit A to this Agreement.

        36.    Source Materials.    The code, libraries and other source components that, when compiled, linked and otherwise manipulated, create any HyperSpace Product inclusive of Improvements.

        37.    Term, Initial Term, Subsequent Term.    Such terms shall have the meanings set forth in Section 2 of Part II of this Agreement.

        38.    Territory.    The geographic area set forth on the cover page of this Agreement in which Sales Agent may act as an authorized referring representative pursuant to the appointment by HyperSpace under this Agreement.

        39.    Third Party Claim.    Such term shall have the meaning set forth in Section 1 of Part III, Exhibit A to this Agreement.

        40.    Time-Based Deactivation Functions.    Functionality which makes the HyperSpace Products inoperable after expiration of certain periods unless such functionality is disabled using access codes known only to HyperSpace.

        41.    U.S. Bankruptcy Law.    Title II of the United States Code, as now constituted or hereafter amended, or any other federal, or state bankruptcy, insolvency, receivership, or similar law.

        42.    U.S. Export Controls.    Such term shall have the meaning set forth in Section 11 of Part III, Exhibit A to this Agreement

Qualified Prospect Form

Sales Agent
Company/Sales Agent:

PhysicalAddress:

Mailing Address (if different):

City, State, Zip:

Phone Number:	Fax:

Prospect Profile
Company:

Physical Address:

Mailing Address (if different):

City, State, Zip:

Phone Number:	Fax:

Web Site URL:

Primary Contact Name:	Telephone:

Primary Contacts Title:	Email Address:

Name of person with final approval authority:

Opportunity Profile
HyperSpace Product Opportunity:
HyperWeb	HyperWeb SSL	HyperWeb ISAPI	HyperTunnel

Explain your relationship to this Prospect:

Date of First Meeting:

Projected date Prospect will begin evaluation test:

Projected date Prospect will enter End User License Agreement:

Describe the action steps required to complete a sale of a HyperSpace Product with this Prospect:

REFERRING PARTY:	ACCEPTED BY HYPERSPACE:
Signed	Signed

Title:	Title:

Print Name:	Print Name:

Date:	Effective Date:

QuickLinks

  Exhibit 10.17
AUTHORIZED SALES AGENT AGREEMENT
PART I Sales Commission Schedule
PART II AUTHORIZED SALES AGENT AGREEMENT
PART III EXHIBIT A Standard Terms & Conditions
EXHIBIT B Definitions
Qualified Prospect Form